AGREEMENT To Tender 1,000,000
                    Class B Common Stock Purchase Warrants
                        and 500,000 Class A Warrants
                                     in
                       Brown Disc Products Company, Inc.
                              In exchange for
               252,500 Common Stock Purchase Warrants at $0.01 per share
                                   Due 2002
                                   (REVISED)

TO:     The Quartz Group, Inc. (F.K.A.)                    15th July, 1997
  Brown Disc Products Company, Inc.
  3029 South Harbor Blvd.
  Santa Aa, CA 92704

I, Daryl Silversparre a resident of Southern California with a mailing address, 3649 El Caminito Street, La Crescenta, CA 91214, Being the holder of 1,000,000 Class B common stock purchase warrants and 500,000 Class A common stock purchase warrants issued by BROWN DISC PRODUCTS, INC., a Colorado corporation (THE "COMPANY"), evidenced by Warrants Certificate number B-01 and A-01 respectfully (THE "WARRANTS") hereby tenders and offers all such Warrants to the Company in full payment and consideration for the issuance of TWO HUNDRED FIFTY-TWO THOUSAND FIVE HUNDRED (252,500) warrants at $0.01 per share.

The parties understand that the exercise price for the 1,000,000 Class B warrants is $0.10 per share, and that the closing price for the Company's common stock in the over-the-counter market on the date of this Agreement 15th July, 1997, was $0.50. Based upon such closing price, the difference between the market value at $0.50 per share of 1,000,000 shares less the warrant exercise price of $0.10 warrants to be exercised, would be $400,000. In comparison, the market value at $0.50 per share of 250,000 of the company's stock would be $100,000.

The parties also understand that the exercise price for the Class A warrants is $0.25, and that the closing price for the common stock in the over-the-counter market on the date of this Agreement 15th July, 1997, was $0.50 per share. Based upon the closing price, the difference between the market value at $0.50 per share and 500,000 shares, less the warrants exercise price of $0.25 warrants to be exercised, would be $125,000. In comparison, the market value at $0.50 per share of 50,000 of the company's common stock would be $25,000.

Daryl Silversparre has agreed to discount the value of the underlying shares as a result of the size of the block and restrictions as to resale under applicable securities laws. Should the fair value of the Warrants surrendered exceed the fair value of 250,000 shares of Common Stock issued in exchange therefore upon acceptance the Company of this Agreement, Daryl Silversparre agrees that any such excess shall be deemed a contribution to the capital of the Company. Upon acceptance of this Agreement, you are directed and instructed to issue, register and deliver 252,500 Warrants at $0.01 as follows:

Daryl Silversparre
3649 El Caminito Street
La Crescenta, CA 91214

This offer shall be deemed to have been made and executed, and all performance shall be deemed to take place, upon its acceptance within the State of Colorado.

The offer contained in this Agreement will expire unless accepted in accordance with its terms by the Company on or before the close of business 22nd July, 1997. Upon acceptance, a copy of this Agreement and the original certificate with the number (B-01 & A-01) evidencing the Warrants shall be promptly transmitted to the Company's counsel for preparation of appropriate instructions for issuance of new warrants and for cancellation of the original warrants.


                                       Very Truly Yours,
                                       Daryl Silversparre

                                       By: /s/ Daryl Silversparre
                                           -----------------------

SIGNED AND APPROVED

15th July, 1997
----------------------

The Quartz Group, Inc. FKA
Brown Disc Products Company, Inc.


By:  /s/ David J. Lopes
     --------------------------
David J. Lopes, President
Santa Ana, California